Exhibit 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN HOLDINGS APPOINTS
ANTHONY J. ALLOTT AS CHAIRMAN OF THE BOARD
AND ADAM J. GREENLEE AS PRESIDENT

STAMFORD, CT, April 1, 2019 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that, as part of the continuation of its long-term succession planning, its Board of Directors appointed Anthony J. Allott as Chairman of the Board of the Company.  Mr. Allott will also continue to serve as Chief Executive Officer of the Company.  Mr. Allott has been with the Company since 2002, during which time the Company’s revenues have more than doubled and its market capitalization has increased approximately sevenfold.  Mr. Allott has been a Director of the Company and Chief Executive Officer of the Company since 2006.  For more information on Mr. Allott, please visit www.silganholdings.com/management/index.shtml.  R. Philip Silver and D. Greg Horrigan, the co-founders of the Company, will continue as Directors of the Company, but will step down from their roles as Non-Executive Co-Chairmen of the Board.  Messrs. Silver and Horrigan have served as Chairmen of the Board of the Company on both an executive and non-executive basis since the Company’s founding in 1987.
The Company also announced that its Board of Directors appointed Adam J. Greenlee as President of the Company, and that Mr. Greenlee will continue to serve as Chief Operating Officer of the Company.  Mr. Greenlee has been with the Company since 2005 and has served as

SILGAN HOLDINGS
April 1, 2019

Chief Operating Officer of the Company since 2009.  For more information on Mr. Greenlee, please visit www.silganholdings.com/management/index.shtml.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.4 billion in 2018.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

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